EXHIBIT 10.1

Business Agreement

This Business Agreement is made on November 11, 2011 in Beijing, P.R.C. by and between:

VelaTel Global Communications Inc. (“VelaTel”)
Address: 12656 High Bluff Drive, Suite 155, San Diego, California 92130 USA

Aerostrong Company Limited (“Aerostrong”)
Address: Aerospace Technology Building, No. 16 Fucheng Road, Beijing, PRC.

VelaTel and Aerostrong are each referred to as a “Party” and together as the “Parties.”

WHEREAS:

A.
VelaTel is in the business of designing, building, deploying and operating high speed wireless broad band telecommunications networks in key markets throughout the world.  VelaTel has technical expertise, sales, marketing, customer support, relationships with equipment vendors and access to vendor and institutional financing (collectively “VelaTel Resources”).

B.
Aerostrong is a subsidiary of China Aerospace Science and Technology Group (the “Group”) that specializes in information industry service. Aerostrong holds a License for Value-added Telecom Service Business (“ISP License”, see Annex 1 to this Agreement), by which Aerostrong is authorized to provide VSAT business nationwide and internet access service in 18 major cities in the People’s Republic of China (“PRC”).

C.
Aerostrong is a well-known system integration service provider with system integration certification and other certifications issued by relevant government authorities. Aerostrong has extensive and successful experience in system integration, with customers in various industries throughout the PRC, and an annual turnover of more than RMB150 million.

D.
Aerostrong has the ability to obtain approval from appropriate government agencies in the PRC to use radio frequency spectrum in the 1.8GHz and 3.5GHz bandwidth and other relevant bandwidth, and has special authorizations from the Group, including but not limited to concessions and other authorizations for the deployment of internal broad band access networks.

E.	The Parties wish to cooperate with each other, and to define the rights and obligations of each Party pursuant to the terms set forth below.

AGREEMENT

1. Overview of Project Structure

1.1 VelaTel shall implement the cooperation with Aerostrong through an indirectly owned subsidiary company in Beijing (“New Co”).  New Co is a technical service company, engaged mainly in the business of telecom service related technology development, consulting, design, deployment management, and operation management.

1.2 Aerostrong shall, pursuant to relevant PRC laws and regulations, carry out telecom service business that is covered by its ISP license (excluding the VSAT business) and future telecom business related licenses (collectively “Telecom Licenses”).  After the service agreement is signed with New Co, Aerostrong shall not authorize any third party to use its Telecom Licenses (except for Aerostrong’s parent company and the Group).

1.3 Aerostrong shall sign a set of agreements with New Co for the implementation of projects to be agreed by both Parties (“Projects”), and to exclusively contract New Co for the provision of design, deployment management, operation management, and other services for the Projects (collectively the “Service Agreement”).  New Co and/or VelaTel shall pay capital expenditures, operating expenditures and other negative cash flow in connection with the Projects, and shall arrange financing for the Projects.  The revenue generated from the Projects shall be used in priority to reimburse New Co and/or VelaTel for any amount paid by either of them, and to repay any financing arranged by New Co and/or VelaTel.  Aerostrong and New Co shall share the profit generated from Telecom Business, the method and percentage of such profit sharing shall be stipulated in the Service Agreement.  The validity term of the Service Agreement shall be no less than 15 years.

1.4 VelaTel shall provide financing to New Co and Aerostrong for the Projects, and shall assist New Co and/or Aerostrong to obtain vendor financing or other third-party financing.

1.5 Where Aerostrong and New Co’s Projects need fiber connection for data transportation of its Telecom Business, VelaTel shall provide to Aerostrong and/or New Co access to the 34,000 km nationwide fiber optics network of which VelaTel has exclusive access rights, provided that relevant fees shall be paid to the Fiber Network operation company.

1.6 VelaTel shall provide to New Co its resources concerning the design, planning and engineering works of wireless broadband network in 29 major cities throughout China (including Beijing, Shanghai, Guangzhou and other cities, a complete list the cities see Annex 2 to this Agreement）.

2. Telecom Business and Contemplated Projects

2.1 The telecomm business for which Aerostrong is to cooperate with New Co shall cover all the business that is permitted by Aerostrong’s Telecom Licenses, and other related business (collectively “Telecom Business”), which mainly includes wireless and wired broadband network access, special network access, cloud computing, application service, content service and integrated solutions.

2.2 Aerostrong has been authorized by Beijing Shenzhou Software Technology Co. Ltd, a subsidiary of the Group, to plan and deploy an internal broadband network and application platform for the Group (“Commercial Network”).  The Commercial Network will cover the companies, research institutions and other entities in the Group.  The Commercial Network will include an electronic platform for human resources administration and financial management of the Group, and various application services. The main target customers of the Commercial Network are all of entities of the Group, their customers and suppliers, and their employees, and external users. The preliminary estimated total investment is 200 million RMB, and the investment for phase 1 is 50 million RMB. The Commercial Network will use appropriate spectrum (1.8GHz, 2.4GHz, 3.5GHz, 5.8GHz, etc.), and Aerostrong will apply to relevant government authority for the use of relevant spectrum based on market needs.

2.3 Aerostrong shall use its resources and advantages to jointly with New Co develop markets from local government and industrial administration agencies, and to obtain contracts for the deployment and operation of broadband networks, such as the integrated information management network on the Changjiang River and the Xijiang River, and the intelligent traffic management platform in Guangxi Autonomous Region. New Co shall assist Aerostrong to explore such opportunities.

2.4 New Co shall be the exclusive contractor to provide service to Aerostrong for the Telecom Business. Where a special qualification or expertise is required for any kind of service, New Co shall sub-contract such service to a qualified third party.  If Aerostrong has the qualification or expertise for providing such service, New Co shall sub-contract such service in priority to Aerostrong under the same conditions.

3. Cooperation between Aerostrong and New Co

3.1 New Co and Aerostrong shall jointly formulate a Telecom Business Development and Implementation Plan.  During implementation of the plan, Aerostrong shall obtain necessary licenses from relevant government authorities for conducting the planned business.  Aerostrong shall, by using its resources, obtain government contract opportunities for New Co and itself.

3.2 New Co shall, during the provision of service to Aerostrong, strictly comply with Chinese laws, regulations and policies, especially those on internet security, information security and national security.  If New Co violates those laws, regulations and policies, it shall be responsible for relevant loss it caused.  Aerostrong shall have the right to supervise the quality and content of New Co’s service to ensure New Co’s lawful operation.

3.3 To facilitate market development of the Projects, Aerostrong agrees to establish an independent department - Telecommunication Business Department. The staffing and operation details of Telecommunication Business Department shall be specified in the Service Agreement.

3.4 The Parties shall make proper arrangement on revenue collection, financial control and other aspects to ensure the repayment of New Co’s financing and payment of service fees for the Projects, the details of which shall be specified in the Service Agreement.

4. Follow-up Actions

4.1 After the signing of this Agreement, the Parties shall jointly form a working group to promote the implementation of this Agreement. The working group shall consist of core management and technical staff of each Party, with Mr. Hongye Luo to be the team leader of VelaTel, and Mr. Fengjiang Qi to be the team leader of Aerostrong.

4.2 After the signing of this Agreement, VelaTel shall start with the formation and/or change of registration of New Co, and endeavor its best efforts to complete such work by the end of November 2011.

4.3 During the course of Telecom Business, if radio frequency spectrum is needed, Aerostrong shall apply for such spectrum as soon as possible, and endeavor its best efforts to obtain the approval from the relevant government agency in the shortest time.

4.4 After the signing of this Agreement, the Parties shall start the drafting and negotiation of the Service Agreement, the signing of which shall take place by the end of December 2011.

5. Confidentiality

5.1 The confidential information in this Agreement includes any information obtained by one Party from the other Party or its affiliated company, during the execution and performance of this agreement, regarding its business, operation and marketing, technology etc., or any document which the disclosing party has taken confidential measures or marked as ”Confidential”.

5.2 Both Parties guarantee that the confidential information shall only be used for the purpose related to this Agreement.  Without the other Party’s written consent, neither Party shall disclose, publish, sell or transfer the confidential information in any way.

5.3 Either Party’s disclosure of confidential information according to the requirements of law or relevant supervision authority shall not be considered as breach of confidentiality obligation.

5.4 The confidentiality obligation of both Parties shall continue to be valid during the term of this agreement and continue for two years after this Agreement is terminated.

6. Others

6.1 Each Party shall bear its own expense arising from the execution and performance of this Agreement unless it is otherwise provided in this Agreement.

6.2 The Annexes to this Agreement are an integral part of this Agreement.

6.3 For matters that are not addressed in this Agreement, shall be specified in the Service Agreement through discussion by the Parties.

6.4 This Agreement is executed in both the English and Chinese language, with the two language versions have the same effect.

6.5 This Agreement shall come into effect from the date that both Parties’ authorized representatives sign on this Agreement.

This Agreement has been signed by the authorized representatives of each Party on the date indicated above.

VelaTel Global Communications, Inc.

 /s/ Colin Tay

Authorized representative：

Colin Tay

Title: President

Aerostrong Company Limited

 /s/ Zhiyong Zhang

Authorized representative：

Zhiyong Zhang

Title: General Manager

ANNEX 1 TO BUSINESS AGREEMENT BETWEEN VELATEL AND AEROSTRONG
ISP LICENSE OF AEROSTRONG

ANNEX 1 TO BUSINESS AGREEMENT BETWEEN VELATEL AND AEROSTRONG
ISP LICENSE OF AEROSTRONG

经营许可证编号: A2.B2-20080080

中华人民共和国增值电信业务经营许可证

（附　页）

一、航天四创科技有限责任公司获准经营的业务种类

第二类基础电信业务中的国内甚小口径终端地球站（VSAT）通信业务（比照增值电信业务管理）。

第二类增值电信业务中的因特网接入服务业务。

二、航天四创科技有限责任公司获准经营的业务覆盖范围

（一）国内甚小口径终端地球站（VSAT）通信业务

全国。

（二）因特网接入服务业务

北京、天津、上海、重庆 4 直辖市以及沈阳、大连、哈尔滨、南京、杭州、福州、厦门、青岛、武汉、长沙、广州、深圳、成都、西安 14 城市。

16

ANNEX 2 TO BUSINESS AGREEMENT BETWEEN VELATEL AND AEROSTRONG
29 PRC CITIES WHERE VELATEL HAS PERFORMED ENGINEERING WORK

Beijing	Haikou	Shanghai

Changchun	Hangzhou	Shenyang

Changsha	Jinan	Shenzhen

Chengdu	Kunming	Shijiazhuang

Chongqing	Lanzhou	Taiyuan

Dalian	Nanchang	Wuhan

Fuzhou	Nanjing	Xi’an

Guangzhou	Nanning	Xiamen

Guiyang	Ningbo	Zhengzhou

Ha’erbin	Qingdao